Exhibit 10.4
Western Digital Technologies, Inc.
20511 Lake Forest Drive
Lake Forest, California 92630
Raymond M. Bukaty
Senior Vice President, Administration,
General Counsel & Secretary
May 25, 2005
Mr. John F. Coyne
20511 Lake Forest Drive
Lake Forest, CA 92630
Dear John:
Please consider this letter confirmation of Western Digital Technologies, Inc.’s (the “Company” or “Western Digital”) intentions concerning your relocation to the United States from Kuala Lumpur, Malaysia. These terms are in accordance with the “Expatriate Policy Guide” in force at the time of your assignment.
Commencing July 2, 2005, you will be promoted to the position of Executive Vice President, Worldwide Operations, grade 77, in Lake Forest, CA. This position will report to Arif Shakeel, President and Chief Operating Officer.
Please note that the Company must disclose certain information about its executive officers in periodic filings with various governing and regulatory agencies (e.g. SEC, State of Delaware, State of California, NYSE, etc.). Therefore, while you are an executive officer, the Company will require that you complete questionnaires from time-to-time so that the Company can accurately disclose this information.
Effective July 2, 2005, your compensation will be at an annualized base salary of $450,000 paid on a bi-weekly basis. Your benefits elections under the Beneflex Plan will remain unchanged. You agree you will transition your residence from Malaysia to the United States, close to the corporate headquarters in Lake Forest, California, no later than January 2006. Per the Expatriate Policy Guide in force at the time of your assignment, you will receive a relocation allowance in the amount of $37,500 within 45 days of your return to the United States. This payment is considered a bonus and is intended to help you set up your home back in the United States to cover such expenses as cleaning, painting, new carpet, utility transfers, and other such miscellaneous expenses you might incur.
You will continue to be eligible to participate in the FY’05 and FY’06 Incentive Compensation Plan (ICP) commensurate with your position within the organization. As an

John F. Coyne
5/25/2005

Executive Vice President, your potential ICP payment target is 75% of your base salary. Your participation will continue to be based on your individual accomplishments and contingent upon approval by the Company’s Compensation Committee.
Contingent on approval by the Compensation Committee of the Board of Directors and subject to the terms and conditions of the Western Digital Corporation Amended and Restated 2004 Performance Incentive Plan, you will also receive (i) a Restricted Stock Award of 40,000 shares with a three year vesting schedule of 33-1/3% per year, (ii) a Transition Restricted Stock Award of 30,000 shares with a two year vesting schedule of 50% per year, and (iii) a Performance Share Award of 40,000 shares with a three year vesting schedule of 0% vesting years one and two and 100% vesting year three. You will receive information further explaining the Performance Share Award at a later date.
Outstanding Personal Balances
You must take care of any miscellaneous outstanding balances that you may have incurred as a result of your assignment. These may include but are not limited to: medical payments made on your behalf by Western Digital; American Club or equivalent charges; and resident move-out charges. This also applies to any unpaid tax equalization settlements due to the Company. Western Digital will pay up to U.S. $1,000 in move-out charges.
Return Travel Expenses
You will be reimbursed for specific en route expenses incurred while returning from your international assignment for up to a maximum of seven days. Western Digital will pay the following:
•	Airfare for you according to Western Digital’s Corporate Travel Policy.

•	Hotel (room and tax only).

•	$350.00 (net) return travel allowance to cover miscellaneous expenses including but not limited to: meals; laundry; baggage handling; reasonable excess baggage; taxi; airport transfer expenses; gratuities; and customs and duties upon initial entry into the United States.
Travel arrangements must be made through Western Digital’s Travel Department.
Cultural Re-Orientation
You may participate in a Cultural Re-Orientation Program provided by Family Guidance International, Inc. (FGI). The purpose of this program will be to learn what you may expect upon returning to the United States. The program may also be customized to meet your individual needs. This program is made available to assist you in a successful relocation. If you wish to take advantage of this benefit, please contact Roseann Schaefer at the Company.

John F. Coyne
5/25/2005

Temporary Living Expenses & Auto Rental
Temporary lodging will be provided to you by the Company for up to 30 days. Auto rental of a mid-size car will be provided to you for a maximum of 30 days upon your return to the United States. You will also receive a temporary living allowance of $2,750 for the duration of temporary living between 1 and 30 days, and, if necessary, one additional temporary living allowance of $2,750 for stays over 31 days to cover miscellaneous expenses during your temporary living stay.
The first $2,750 allowance will be paid within 30 days of your arrival and is considered taxable income to you. The second payment, if necessary, will be paid within the second 30 days of your stay and is also considered taxable income to you.
Return Shipment of Household Goods & Storage
You will be limited to 10,000 pounds surface shipment of household goods and up to 1,000 pounds air shipment. Coverage includes packing, shipping, customs duties, approved interim storage for up to 90 days, delivery and insurance coverage against loss or damage. Please refer to the document regarding Return Shipment of Household Goods and Storage, a copy of which is delivered with this letter, for additional details.
Tax Assistance
Because your international assignment has carried over into 2005, Western Digital will authorize Ernst and Young to prepare your 2005 tax return and the Company will cover any Malaysian taxes that you have incurred prior to July 2, 2005, and you will be responsible for Malaysian and any other applicable income taxes with respect to income earned on or after July 2, 2005.
Please be advised that it may take twelve to eighteen months to complete tax settlements. If you voluntarily terminate your employment with Western Digital, you will be responsible for all tax filings (U.S. and international) for the year of termination. If Western Digital terminates your employment prior to completing your 2005 tax settlement, the Company will pay for your tax preparation services and cover any Malaysian taxes that you have incurred prior to July 2, 2005.
Shortly after your return to the United States you must contact Ernst & Young LLP in Los Angeles, CA. The purpose of this meeting will be to review your tax situation and to take the necessary steps to transition you from your international assignment tax pattern to a domestic withholding pattern.
Acceptance of Agreement
By signing this letter agreement, you understand that the relocation benefits offered to you, as specified in this letter agreement, constitute all of the benefits for which you are eligible

John F. Coyne
5/25/2005

to receive and supersedes any prior understanding or agreement between you and Western Digital regarding the subject matter hereof. Exceptions to such relocation benefits must be made in writing and are subject to all necessary approvals.
You further understand and agree that nothing in this letter agreement is intended to create a contract of, or guarantee of, employment by Western Digital, or to modify in any respect, Western Digital’s “at will” employment policy.
Please sign and return to Western Digital one copy of this letter as your acceptance of the terms and conditions outlined in this letter and the document regarding Return Shipment of Household Goods and Storage, a copy of which is delivered with this letter. If there is a conflict between the terms and conditions specified herein and the terms and conditions specified in the “Expatriate Policy Guide,” the terms and conditions herein shall govern.
Sincerely,

/s/ Raymond M. Bukaty	5-25-05	/s/ John F. Coyne	25 MAY 2005

Raymond M. Bukaty	Date	John F. Coyne	Date
Senior Vice President, Administration,
General Counsel & Secretary